EXHIBIT 10.17

                         SHELLS SEAFOOD RESTAURANT, INC.

                        FOOD SERVICE DISTRIBUTION PROGRAM

I.       PROGRAM PARAMETERS

         A. As partners, U.S. FOODSERVICE and Shells Seafood Restaurant, Inc. jointly agree that U.S. FOODSERVICE will be the primary distributor for the food service requirements of Shells Seafood Restaurant, Inc. from our servicing branches in the following categories.

                           *  Perishables               *  Seafood
                           *  Dairy                     *  Frozen
                           *  Groceries                 *  Janitorial
                           *  Meats                     *  Paper
                           *  Poultry

                  As your Prime Supplier we request that 80% of your purchases be directed to us for the above referenced categories.

         B. The units to be serviced by our distribution centers in (Insert our branches, if appropriate) are identified in Attachment "A". The service benefits defined for this program are automatically extended to any area, provided all parameters and requirements of the program are met.

         C. This program may be offered to new Shells Seafood Restaurant, Inc. units operating outside of our existing program market area providing that Shells Seafood Restaurant, Inc. Corporate Management advises the U.S. FOODSERVICE Corporate Account Manager with locations sixty (60) days prior to the requested service date and that the units can meet all program parameters. We will conduct a cost analysis and advise Shells Seafood Restaurant, Inc. of our service decision within ten
                  (10) working days of the request.

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II.      PRODUCTS

         A. In addition to nationally branded products, we offer several U.S. FOODSERVICE brands.

         B. Shells Seafood Restaurant, Inc. will specify product lines, IN WRITING, to be included in our program and we will inventory specific products required by Shells Seafood Restaurant, Inc. within the following policy guidelines:

                  1. It is requested that you give consideration to our current vendor base if product changes or additions are required.

                  2. Proprietary products must meet U.S. FOODSERVICE Corporate Policy of a minimum of twelve (12) turns annually and/or a movement of ten (10) cases per week per servicing branch.

                  3. A minimum of thirty (30) days written notice is required for new products to be brought into U.S. FOODSERVICE inventory for distribution.

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                  4.       Shells Seafood Restaurant, Inc. will be responsible
                           for the disposition within forty-five (45) days of items showing no movement for the past thirty-five
                           (35) days. If all solutions to eliminate dead inventory are exhausted, U.S. FOODSERVICE will be reimbursed for the cost of said product, if returned to vendors or disposed of in any manner other than distribution through normal channels. Shells Seafood Restaurant, Inc. will be held responsible for re-stocking charges or freight cost incurred.

                           If said product is distributed through normal channels, the normal mark-up will apply.

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                  5.       If U.S. FOODSERVICE does not do business with a
                           supplier/packer designated by Shells Seafood
                           Restaurant, Inc. a complete Continuing Guaranty and Indemnity Agreement from that supplier/packer is required before any product is brought into inventory. This process may take up to sixty (60) days. The current insurance of $2,000,000 indemnifies Shells Seafood Restaurant, Inc. and U.S. FOODSERVICE from defect and the cost of litigation.

                  6. In the event the program is canceled, Shells Seafood Restaurant, Inc. will remain liable for products purchased at its direction. Shells Seafood Restaurant, Inc. assures that they will coordinate the transfer of products to the new distributor within 30 days from the last delivery to their units.

                  7. Shells Seafood Restaurant, Inc. will notify U.S. FOODSERVICE of special promotions that may cause unusual or excessive demand on inventory.

                  8. U.S. FOODSERVICE will work with Shells Seafood Restaurant, Inc.'s management in taking whatever action may be appropriate to resolve inventory issues. Mutual support is essential in resolving these issues.

                                    INVENTORY ISSUES:

                                         *  Poor or no movement items.
                                         *  Special order items.
                                         *  Promotional items.
                                         *  Discontinued items.
                                         *  Manufacturer shortages.
                                         *  Industry shortages.

         C. DISPENSER SERVICE - At each distribution center, U.S. FOODSERVICE, INC. maintains a service department trained in installation, repair and preventive maintenance of beverage and janitorial equipment. Each service department has a well-stocked parts inventory to minimize the potential for equipment down time. Service programs may be negotiated separately.

III.     PROGRAM/PRICING STRUCTURE

         Our program has been developed by reviewing your service and product requests with the thought in mind to provide you with the best possible pricing in your selected markets. The following outlines our pricing structure:

         A. COST: All prices quoted by U.S. FOODSERVICE in this program will be on invoice cost. Invoice cost is defined as the manufacturer's (supplier or packer) f.o.b. unit price plus normal freight to the U.S. FOODSERVICE distribution center, less off-invoice allowances. Prompt payment cash discounts, and performance allowances are retained by U.S. FOODSERVICE and do not reduce product cost.

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         B.       PRICE STRUCTURE: The price structure mark-up for this program on all product categories at participating distribution centers is:

                  PRODUCT CATEGORY                      MARK-UP
                  ----------------                      -------
                  Perishables
                  Dairy
                  Groceries                             SEE BELOW
                  Meats
                  Poultry
                  Seafood
                  Frozen
                  Janitorial
                  Paper
                  Supplies/Equipment
                  Broken Cases
                  Proprietary Inventory

                  The cost analysis and price structure was partially developed by reviewing the proprietary and special inventory needs of Shells Seafood Restaurant, Inc.

                  As an attempt to more efficiently measure and manage the true costs associated with the successful execution of the contractual relationship between Shells Seafood Restaurant, Inc. and U.S. Foodservice, all price points will be determined utilizing the following formula:

                  "Cost of Item" + $2.50 Fee/Case = "Sell Price"

         C. If Shells Seafood Restaurant, Inc. chooses to position product, an agreement will be negotiated based on the financial terms and storage.

                  Shells Seafood Restaurant, Inc. agrees to pay U.S. Foodservice inventory holding costs on a monthly basis using the annual interest rate of 10% (0.833% monthly) multiplied by the average of inventory dollar values determined at the beginning and end of the month based on physical counts of seafood.
                  U.S. Foodservice will invoice Shells Seafood Restaurant, Inc. monthly disclosing its interest calculation. Shells Seafood Restaurant, Inc. will remit to U.S. Foodservice within thirty
                  (30) days from receipt of invoice.

         D. PRICE GUARANTEES: Pricing will be guaranteed for one (1) month effective with the first calendar day of the month. Exceptions to monthly pricing will be eggs, dairy, fresh produce, oil and oil based products, seafood, meat, poultry and other items mutually deemed as commodity in nature, which will be priced weekly. Should extreme or volatile market conditions develop, U.S. FOODSERVICE may request pricing consideration from Shells Seafood Restaurant, Inc.

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         E.       PRICE ADJUSTMENTS: Price increases and decreases are limited to the amount of cost change and/or freight rate changes only, with no change in the agreed upon mark-up percentage.

         F. PRODUCT SUBSTITUTION: When substitution is necessary, the substituted product will be priced according to our price structure as described in III-C above.

         G. CONTRACTS: Shells Seafood Restaurant, Inc.'s national contracts with manufactures and manufacturer representatives will be honored by U.S. FOODSERVICE. If Shells Seafood Restaurant, Inc. contracts with a given manufacturer, Shells Seafood Restaurant, Inc. will give consideration to a similar product stocked by U.S. FOODSERVICE provided that the stocking manufacturer will equalize the pricing.

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IV.      SERVICE ARRANGEMENTS
         Order, delivery, receiving and credit memo procedures have been included in Attachment "B" of this program.

         A. DELIVERIES: Based on our cost analysis, each Shells Seafood Restaurant, Inc.'s unit will receive two (2) deliveries per week.

         B. AVERAGE ORDER SIZE: As agreed upon, the overall average order size for Shells Seafood Restaurant, Inc. will be $500.00 per unit.

         C. ON-LINE ORDER ENTRY SYSTEM: Our state of the art order entry system through our Customer Service Departments or direct order entry system provides complete order information to include confirmation and reservation of inventory as well as notification of out of stock products prior to completion of your orders.

         D. ORDER/DELIVERY SCHEDULE: A next day or skip-day order delivery schedule will be mutually determined to achieve optimum service levels.

V.       FINANCIAL

         A. TERMS: Payment terms are to be determined after completed credit application.

         B. PRICE VERIFICATION: U.S. FOODSERVICE extends price verification privileges to Shells Seafood Restaurant, Inc.'s Management. Price verification will be scheduled at a time that is mutually agreed upon by both parties. The following procedures are required to perform a price verification review.

                  1. Shells Seafood Restaurant, Inc. will provide the U.S. FOODSERVICE Corporate Account Manager with three (3) weeks written notice to include:

                           a.       All products to be verified.

                           b. Time period for price verification, i.e. previous month or previous week, depending on product in question not to exceed previous three (3) months.

                           c. Price verification limited to twice a year unless a specific item is in question.

                           d.

                  2. U.S. FOODSERVICE and Shells Seafood Restaurant, Inc.'s Management personnel will participate. Shells Seafood Restaurant, Inc. guarantees confidentiality and information will be restricted to Shells Seafood Restaurant, Inc.'s Senior Management.

                  3. Credit memos will be processed at Shells Seafood Restaurant, Inc.'s direction within one week. Details of this procedure are in Attachment "B".

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VI.      ACCOUNT MANAGEMENT
         Many companies sell the same products as we do; however, we feel that we have the most qualified people to provide you with the best possible service offered in the industry today. The following outlines our account management system.

         A.       PERSONNEL

                  1. U.S. FOODSERVICE will assign a Corporate Account Manager to coordinate the management of all Shells Seafood Restaurant, Inc. units.

                  2. In addition, we will appoint a branch Chain Account Manager to coordinate activities and insure program integrity at the unit level.

                  3. Each participating U.S. FOODSERVICE distribution center will assign a non-commissioned telephone Customer Service Representative.

                  4. The Corporate Headquarters in Columbia, Maryland will serve as a resource for all distribution centers involved in the Shells Seafood Restaurant, Inc.'s Distribution Program.

                  5. If any of the participating units require the service of a U.S. FOODSERVICE Salesperson to assist with the on-going regular needs of the unit, such a salesperson will be assigned to that unit with the possibility of an increase in our mark-up structure.

         B. BUSINESS REVIEW: We feel that the success of any program is communication and business reviews assist both companies in achieving their goals.

                  1. FORMAT: At Shells Seafood Restaurant, Inc.'s direction, quarterly, semi-annual or annual business reviews will be conducted at the corporate and/or regional office to develop proactive objectives to be addressed during the designated time frame.

2. MIS CAPABILITIES: In order to assist Shells Seafood Restaurant, Inc. in the growth and management of their operation, U.S. FOODSERVICE has an excellent selection of management reports. Two such reports are described below and may be printed on a monthly and/or quarterly basis.

                           *        PRODUCT USAGE (S-329/330)
                                    Ranks products ordered and shipped in
                                    descending dollar sales. Provides number of cases ordered/shipped, total dollar sales and average delivered price of each product. Amount totals are summarized.

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                           *        PRODUCT USAGE BY VENDOR (S-356/357)
                                    Provides a recap of products shipped and the associated vendor. Products are sequenced in descending dollar sales with the number of cased ordered/shipped reported.

                           An additional report will be utilized for program performance and compliance review:

                           * CHAIN ACCOUNT PROGRAM PERFORMANCE (SA-002) The Chain Account Program Performance Report provides a monthly purchasing recap for the most recent three-month period. Purchases are broken down by major product groups with detail dollar volume, piece volume, and service level shown. Prior year comparative totals are displayed.

                           Additional MIS Information is available provided Shells Seafood Restaurant, Inc. utilizes U.S. FOODSERVICE existing data programs and formats. Such reporting will be provided to Shells Seafood Restaurant, Inc. at U.S. FOODSERVICE production cost schedule.

                  C.       PROGRAM PERFORMANCE REVIEW:
                           Our program to you was based on many factors and we have offered you our best possible program; however, should on-going performance review reveal significant differences than our base data information, the specific cause of the difference will be identified, reviewed and a plan of action implemented to correct the cause. The following information summarizes the parameters of our program:

                           * A minimum of 80% of unit purchases will be directed to U.S. FOODSERVICE.
                           * Maximum delivery schedule is (2) deliveries per week.
                           * Delivery information, etc., will be in accordance with the Operating Procedures Manual (Attachment "B").
                           * Proprietary/specialty/inventory requirements are as of Program date.
                           * Service will be provided to units identified in Attachment "A" plus additional units within the defined market area as approved by both corporate offices.
                           *        MIS support as identified in the program.
                           *        Payment terms as identified in the program.

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VII.     PROGRAM TERM AND TERMINATION:

         This agreement will be for a period of 1 years and will be open ended thereafter with mutual consent.

         This agreement may be terminated:
         A. By either party at any time upon the occurrence of a breach of default by the other party of any of the material terms and conditions contained in this Agreement and said default is not cured within thirty (60) days of written notice thereof given by the non-defaulting party; provided, however, that if such breach of default of which notice was given during the preceding six months then the cure period shall be fifteen
                  (15) days.

         B. By U.S. FOODSERVICE in the event of a change in control of Shells Seafood Restaurant, Inc., a sale of all or a substantial portion of Shells Seafood Restaurant, Inc. assets, Shells Seafood Restaurant, Inc. no longer being in the food business, or Shells Seafood Restaurant, Inc. assigning its rights and obligations under the Agreement, in whole or in part, to another person other than an Affiliate of Shells Seafood Restaurant, Inc. without prior written consent of U.S. FOODSERVICE.

         C. U.S. FOODSERVICE reserves the right to cancel on the day of notice if the default is due to non-compliance with the agreed upon payment terms.

         D.       This agreement is not transferable.

         E. This agreement is complete and supersedes any previous agreements.

As evidence of this Agreement:

Signed /s/ W. E. HATTAWAY                       Date  1 JUNE 99
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Title  PRESIDENT
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Company SHELLS SEAFOOD RESTAURANT, INC.
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Signed /s/ SCOTT RIVERA                         Date  6/1/99
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Title  [ILLEGIBLE]
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Company U.S. FOODSERVICE
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